Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED June 28, 2022

Worldwide Strategies Incorporated

1961 NW 150 Avenue

Suite 205

Pembroke Pines, Florida 33028

1-844-500-9974

UP TO 20,000,000 SHARES OF COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 36.

MINIMUM INVESTMENT FOR COMMON STOCK: 500 Shares ($250)

We are offering a maximum of 20,000,000 shares of common stock par value $0.001 at a price of $0.50 per share. This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the Offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of our Common Stock will vote on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Worldwide Strategies Incorporated. Holders of our Convertible Series B Preferred Stock will hold a majority of the voting power at the conclusion of this Offering and therefore control the board.

We plan to use proceeds of this Offering in the amount of $500,000.00 to purchase certain software assets which are additive but non-essential in the execution of our business plan. There is a financing contingency in our asset purchase agreement, which requires that we raise a minimum of $2,000,000 to consummate the purchase of the software assets. In the event we fulfill the financing contingency and close on the asset purchase, we will issue to the sellers of the software 2,000,000 shares of our common stock as additional non-cash consideration, which are not covered by this Offering circular but will increase the number of shares outstanding should we be successful in acquiring the assets. See “Business; Software Acquisition” on page 27”

	Total Offered	Price to Public Per Share	Underwriting discount and commissions (1)	Proceeds to issuer (2)		Proceeds to Other Persons
Per Share	$0.50	$0.50	$	$

Total Maximum	$20,000,000	$10,000,000	$		$(3)

(1)	Subject to a rolling 12-month maximum offering amount of $75 million.

(2)	The Company has engaged ____________________to perform administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time expense allowance or the consulting fees payable by the Company to Dalmore. See “Plan of Distribution” for details.

(3)	The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $_________. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $_________, not including state filing fees.

INVESTING IN THE SECURITIES OF WORLDWIDE STRATEGIES IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately __________, 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Our Shares are currently traded on the OTC Markets under symbol “WWSG”.

TABLE OF CONTENTS

SUMMARY	4

RISK FACTORS	6

DILUTION	19

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS	21

USE OF PROCEEDS TO ISSUER	13

THE COMPANY’S BUSINESS	24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	26

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	35

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	35

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	36

SECURITIES BEING OFFERED	36

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JULY 31, 2021 AND 2020	F-1

In this Offering Circular, the term “Worldwide Strategies”, “we”, “us”, “our” or “the Company” refers to Worldwide Strategies, Incorporated.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

We are a science based direct to consumer (DTC) health company offering products and services focused on aging biology wellness and longevity. Our program is based on the book the Kaufmann Protocol® authored by our co-founder Dr. Sandra Kaufmann, M.D., and on identifying and offering individual specific services, recommendations and treatments designed to improve our customers’ lifespan and health-span. Whereas lifespan represents the total number of years we live, and health-span is how many of those years we remain healthy, active, energetic and free from disease. Our goal is to use science and technology, current and emerging treatments, for our customers to lengthen lifespan and maximize health-span.

We operate a DTC sales model, which means we market our products directly to our target consumers. We currently sell our book, the Kaufmann Protocol online, we offer, the Kaufmann Protocol, a mobile application on the iOS platform, and plan to commercialize and market a line of products, including our own branded molecular agents, health and wellness testing kits and services, as well as published and multimedia content.

We have entered into an agreement for the purchase of certain software related assets from, a Fitwell, a company based in the United Kingdom, (the “Seller”) for the purchase of the source code, libraries, assets and databases of a fitness and nutrition app (the "Asset Purchase") which we plan to integrate into our longevity platform and use as part of our marketing and sales strategy. If we don’t raise at least $2,000,000 in this Offering, we will not fulfill the financing contingency in our asset purchase agreement, and we will not close on the Asset Purchase and will use the proceeds of this Offering to execute our business plan without the fitness and nutrition app.

The Offering

Securities offered:	Maximum of 20,000,000 shares of common stock at an offering price of $0.50 per share.

Securities outstanding before the Offering (as of June 21, 2022) (1)
Common Stock	19,830,679
Series A Convertible Preferred Stock	5,000,000
Series B Convertible Preferred Stock	270,000

Securities outstanding after the Offering:
Common Stock	39,830,679 (2)
Series A Convertible Preferred Stock	5,000,000
Series B Convertible Preferred Stock	270,000

(2) An additional 2,000,000 shares of common stock will be issued as non-cash consideration for certain software related assets we are purchasing in addition to $500,000 in cash, for an aggregate 41,830,679 shares of common stock to be issued and outstanding at the conclusion of this Offering, should we be successful in raising at least $2,000,0000 in proceeds from this Offering, which represents the financing contingency in our asset purchase agreement.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.

•	We may be subject to numerous data protection requirements and regulations.

•	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	We rely on third parties to provide services essential to the success of our business.

•	The Company is controlled by its officers and directors.

•	This investment is illiquid.

•	The auditor included a “going concern” note in its audit report for the fiscal years ended July 31, 2021 and 2020.

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RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters.  We have limited specific operating history or experience in procuring, marketing and selling anti-aging products and as such, within this industry we may not succeed. Moreover, we are subject to all risks inherent in a developing a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with establishing a new business and the competitive environment in which we operate. For example, we will need to develop supply chains for our molecular agents, develop systems and processes for fulfillment, logistics and customer service and we will need to develop and execute effective communications, marketing and sales campaigns.

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, delays and or complications with sourcing raw materials and managing time-sensitive inventories. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point our investors may lose their entire investment

We have historically operated at a loss, which has resulted in an accumulated deficit. For the the years ended July 31, 2021 and 2020, we incurred a net loss of $1,377,773 and $47,677, respectively. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Common Stock price.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this Offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

We have not yet commenced operations which will generate revenue for the company. We plan to generate revenue through the commercialization of the Protocol described in the book the Kaufmann Protocol, which includes driving sales of the book and the molecular agents identified in Dr. Kaufmann’s book. While we believe that our products will benefit our customers, and we believe that our fundraising efforts will enable us to execute our business plan, there are no assurances when we will begin generating revenue, how much revenue we will generate and if the revenues we generate will be sufficient to cover our operations, or if we will generate revenues at all. If we are unable to generate revenues from the sale of Protocol related products and content, we would be hard pressed to identify a new business model within the anti-aging space that would generate revenues in a reasonable amount of time, if at all.

Software asset acquisition. We have entered into an asset purchase agreement to acquire certain intellectual property which includes the source code, software, libraries, datasets and databases which comprise a fitness and nutrition app operated as Fitwell: Personal Fitness Coach, offered natively on both iOs and Android devices Should we be successful in acquiring the software we will take on risks and costs associated with deploying, operating and maintaining the app. We may have difficulty integrating our longevity intellectual property into the app and may not be successful in commercializing the app and our longevity offering through the app any of which could have a material impact on our ability to operate our business, our financial condition, operating results, as well as the value of our common stock.

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Financing Contingency and Added Dilution; Asset Purchase Agreement. Our asset purchase agreement for the software we are acquiring contains a financing contingency, which requires that we receive proceeds of at least $2,000,000 in this Offering in order for the asset purchase to close. The purchase price is $500,000 in cash consideration and 2,000,000 shares of our common stock, as non-cash consideration, the non-cash consideration will further dilute investors in this Offering. Additionally, we are responsible for additional closing costs, and fees in connection with the asset purchase. Moreover, if we are unable to raise the requisite capital to close the asset purchase, we will be unable to acquire the assets and we will need to execute our business plan without the benefit of the software assets which we believe will be beneficial to our growth.

We depend upon key personnel, the loss of which could seriously harm our business. Our operating performance is substantially dependent on the continued services of our executive officers, Mr. Pavan Charan, Mr. Adam Laufer, who also serve on our Board of Directors, as well as our board member, Dr. Sandra Kaufmann. We believe our executives collective knowledge and experience would be difficult to replicate. We have not entered into an employment agreement with either Messrs. Charan, Laufer or Dr. Kaufmann and, although we are considering doing so. We have not secured any key-person life insurance on our officers or directors. The unexpected loss of the services of Dr. Kaufmann, Messrs. Charan or Laufer could have a material adverse effect on our business, operations, financial condition and operating results, as well as the value of our common stock.

If we are unable to obtain and maintain intellectual property protection for our technology, content and products, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology, content and products similar or identical to ours, and our ability to successfully commercialize our existing intellectual property and any intellectual property we may develop in the future, may be adversely affected. Our commercial success will depend in large part on our ability to obtain and maintain appropriate intellectual property protections, including but not limited to patent, trademark, trade secret and other intellectual property protection of our content, products and other technology including our protocols, and methods of treatment, as well as successfully defending our patent and other intellectual property rights against third-party challenges. It is difficult and costly to protect our technology and products, and we may not be able to ensure their protection. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing our products or products similar or indistinguishable from ours is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these assets could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses until for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to manufacturing and or sourcing our products, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from our direct-to-consumer anti-aging supplements, our mobile fitness and nutrition mobile applications and the anti-aging content which we plan to develop and distribute. We cannot accurately predict the future growth rate or the size of the market for our products and technology. The expansion of the market for our solutions depends on a number of factors, such as:

•	the cost, performance and reliability of our solutions and the products and services offered by our competitors;

•	customers’ perceptions regarding the benefits of our supplements and mobile app health & wellness offerings;
•	the nutritional supplements industry;
•	the safety and quality of our products and/or our ingredients;

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If our health & wellness products and applications do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We are smaller and less diversified than many of our competitors.

Many of the producers of anti-aging, health & wellness and longevity products with which we compete are part of large diversified corporate groups with a variety of other operations, more extensive product lines, which provide stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their operations. In addition, larger media and health & wellness companies have more resources with which to compete for customers. The resources of larger companies may also give them an advantage in scaling marketing campaigns, procuring lower prices for raw materials as well as finished products.

Any significant disruption in the computer systems of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to sell our products and serve our customers through our websites and applications is dependent upon the reliable performance of the computer systems of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems or to the internet in general, could make our services unavailable or impair our ability to sell our products and or serve our customers.

If we violate governmental regulations or fail to obtain necessary regulatory approvals, our operations could be adversely affected.

Our operation is subject to extensive laws, governmental regulations, administrative determinations, court decisions, and similar constraints at the federal, state, and local levels in our domestic and foreign markets. These regulations primarily involve the following:

•	the formulation, manufacturing, packaging, labeling, distribution, importation, sale, and storage of our products;
•	the health and safety of dietary supplements;
•	our product claims and advertising;
•	the assessment of customs duties;
•	further taxation of our independent associates, which may obligate us to collect additional taxes and maintain additional records; and
•	export and import restrictions.

Any unexpected new regulations or changes in existing regulations could significantly restrict our ability to continue operations, which could adversely affect our business. For example, changes regarding health and safety and food and drug regulations for our nutritional products could require us to reformulate our products to comply with such regulations.

Increased regulatory scrutiny of nutritional supplements as well as new regulations that are being adopted in some of our markets with respect to nutritional supplements could result in more restrictive regulations and harm our results if our supplements or advertising activities are found to violate existing or new regulations or if we are not able to effect necessary changes to our products in a timely and efficient manner to respond to new regulations.

8

There has been an increasing movement in the United States and other markets to increase the regulation of dietary supplements, which could impose additional restrictions or requirements on us and increase the cost of doing business. On February 11, 2019, the FDA issued a statement from FDA Commissioner, Dr. Scott Gottlieb, regarding the agency's efforts to strengthen the regulation of dietary supplements. The FDA will be prioritizing and focusing resources on misbranded products bearing unproven claims to treat, cure, or mitigate disease. Commissioner Gottlieb established a Dietary Supplement Working Group tasked with reviewing the agency's organizational structure, process, procedures, and practices to identify opportunities to modernize the oversight of dietary supplements. Additionally, on December 21, 2015, the FDA created the Office of Dietary Supplements (“ODSP”). The creation of this new office elevates the FDA’s program from its previous status as a division under the Office of Nutrition and Dietary Supplements. ODSP will continue to monitor the safety of dietary supplements. In markets outside of the United States, prior to commencing operations or marketing new products, we may be required to obtain approvals, registrations, licenses, or certifications from an agency comparable to the FDA for the specific market. Approvals or registration may require reformulation of our products or may be unavailable to us with respect to certain products or ingredients. We must also comply with product labeling regulations, which vary by jurisdiction.

In August 2016, the FDA published its revised draft guidance on Dietary Supplements: New Dietary Ingredient Notifications and Related Issues. If a company sells a dietary supplement containing an ingredient that FDA considers either not a dietary ingredient or a new dietary ingredient (“NDI”) that needs an NDI notification, the agency may threaten or initiate enforcement against the Company. For example, it might send a warning letter that can trigger consumer lawsuits, demand a product recall, or even work with the Department of Justice to bring a criminal action. Our operations could be harmed if new guidance or regulations require us to reformulate products or effect new registrations, if regulatory authorities make determinations that any of our products do not comply with applicable regulatory requirements, if the cost of complying with regulatory requirements increases materially, or if we are not able to effect necessary changes to our products in a timely and efficient manner to respond to new regulations. In addition, our operations could be harmed if governmental laws or regulations are enacted that restrict the ability of companies to market or distribute nutritional supplements or impose additional burdens or requirements on nutritional supplement companies.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel, consultants and advisors is critical to our success. These demands may require us to hire additional personnel, consultants and advisors and will require our existing management personnel to develop additional expertise. We face intense competition for personnel, consultants and advisors. The failure to attract and retain personnel, consultants and advisors or to develop such expertise could delay or halt the development and commercialization of our products. If we experience difficulties in hiring and retaining personnel in key positions, or in hiring consultants and advisors, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Our future success is dependent on the continued service of our small management team.

Three directors, who are also our executive officers provide leadership to Worldwide Strategies. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we intend to grow our management team, there is no guarantee that newly added management team members will contribute to Worldwide Strategies as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not have employment agreements with any members of our senior management team, nor do we maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers. Further, two of our executive officers, Dr. Sandra Kaufmann and Pavan Charan, serve as officers of the Company on a part-time basis. As such, it is likely that the Company will not make the same progress as it would if these officers worked full-time at the Company.

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If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

Outside manufacturers will make all of our products. We will be dependent on outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. We believe there are dependable suppliers for all of the ingredients we require for the products we plan to sell, however if we are unable to find and retain suppliers and or our suppliers are unable to perform and we are unable to find replacement suppliers, our business operations would be adversely affected.

The loss of suppliers or shortages of raw materials could have an adverse effect on our business, financial condition, or results of operations.

We will depend on outside suppliers for raw materials.  We expect that some if not all of our contract manufacturers will acquire the raw materials for manufacturing our products from third-party suppliers.  In the event we were to lose any significant suppliers and have trouble in finding or transitioning to alternative suppliers, it could result in product shortages or product back orders, which could harm our business.  There can be no assurance that suppliers will be able to provide our contract manufacturers the raw materials in the quantities and at the appropriate level of quality that we request or at a price that we are willing to pay.  We are also subject to delays caused by any interruption in the production of these materials including weather, disease, crop conditions, climate change, transportation interruptions and natural disasters or other catastrophic events. For example, in December 2019, COVID-19 was first identified in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. The extent to which COVID-19 impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. In particular, the continued spread of COVID-19 globally could adversely impact our operations, including among others, our manufacturing and supply chain, sales and marketing and clinical trial operations and could have an adverse impact on our business and our financial results.

If we are exposed to product liability claims, we may be liable for damages and expenses, which could affect our overall financial condition.

We could face financial liability from product liability claims if the use of our products results in significant loss or injury. We can make no assurances that we will not be exposed to any substantial future product liability claims. Such claims may include claims that our products contain contaminants, that we provide consumers with inadequate instructions regarding product use, or that we provide inadequate warnings concerning side effects or interactions of our products with other substances. We believe that, our suppliers, and our manufacturers maintain adequate product liability insurance coverage, and we believe that product liability insurance will be available to us at reasonable terms. However, a substantial future product liability claim could exceed the amount of insurance coverage or could be excluded under the terms of an existing insurance policy, which could adversely affect our overall future financial condition.

In recent years, a discovery of Bovine Spongiform Encephalopathy (“BSE”), which is commonly referred to as “Mad Cow Disease”, has caused concern among the general public. As a result, some countries have banned the importation or sale of products that contain bovine materials sourced from locations where BSE has been identified. We have changed the vast majority of our capsules to a vegetable base. However, if a vegetable base is not available or practical for use, certifications are required to ensure the capsule material is BSE-free. The higher costs could affect our financial condition, results of operations, and our cash flows.

The global nutrition and skin care industries are intensely competitive and the strengthening of any of our competitors could harm our business.

The global nutrition and skin care industries are intensely fragmented and competitive. We compete with other global nutrition and skin care industries. Many of our competitors have greater name recognition and financial resources, which may give them a competitive advantage. Our competitors may also be able to devote greater resources to marketing, promotional, and pricing campaigns to lead customers to buy products from competitors rather than from us. Such competition could adversely affect our business.

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Adverse or negative publicity could cause our business to suffer.

Our business depends, in part, on the public’s perception of our integrity and the safety and quality of our products. Any adverse publicity could negatively affect the public’s perception about our industry, our products, or our reputation and could result in a significant decline in our operations. Specifically, we are susceptible to adverse or negative publicity regarding:

•	the nutritional supplements industry;
•	skeptical consumers;
•	competitors;
•	the safety and quality of our products and/or our ingredients;
•	regulatory investigations of our products or our competitors’ products;

If our information technology system fails or if the implementation of new information technology systems is not executed efficiently and effectively, our business, financial position, and operating results could be adversely affected.

Like many companies, our business is heavily dependent upon our information technology infrastructure to effectively manage and operate many of our key business functions, including:

•	order processing;
•	supply chain management;
•	customer service;
•	product distribution;
•	cash receipts and payments; and
•	financial reporting.

These systems and operations are vulnerable to damage and interruption from fires, earthquakes, telecommunications failures, and other events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Although we maintain an extensive security system and business continuity program that was developed under the guidelines published by the National Institute of Standards of Technology, a long-term failure or impairment of any of our information technology systems could adversely affect our ability to conduct day-to-day business.

Occasionally information technology systems must be upgraded or replaced and if this system implementation is not executed efficiently and effectively, the implementation may cause interruptions in our primary management information systems, which may make our website or services unavailable thereby preventing us from processing transactions, which would adversely affect our financial position or operating results.

The regulatory climate for data privacy and protection continues to grow in scope and complexity both domestically and in the international markets in which we operate. Although there is no single federal law in the United States imposing a cross-sectoral data breach notification obligation, virtually every state has enacted breach notification requirements. Additionally, many of the international countries in which we operate have proposed or enacted laws or regulations on the appropriate use and disclosure of financial and personal data. The European Union (“EU”) adopted the General Data Protection Regulation (“GDPR”) on April 27, 2016. The GDPR went into effect on May 25, 2018. The GDPR applies to organizations based in the EU and organizations based outside of the EU that offer products or services to individuals in the EU or that otherwise monitor individuals in the EU. While U.S. state laws generally cover specific categories of sensitive personal data (e.g., social security numbers, bank account numbers, and credit card numbers), the GDPR notification requirements will apply to incidents involving any personal data, meaning any data related to an identified person. In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) went into effect on November 1, 2018. PIPEDA applies to foreign organizations with a real and substantial link to Canada that collect, use, or disclose the personal information of Canadians in the course of their commercial activities. Under PIPEDA, an organization must notify individuals of any breach of the security of safeguards involving their personal information if it is reasonable to believe that the breach creates a “real risk of significant harm.” Concurrently, the organization must also report to the Privacy Commissioner of Canada. As noted above, many states have enacted data protection requirements. Most recently, the California Consumer Privacy Act ("CCPA"), a state statute signed into law on June 28, 2018 and effective on January 1, 2020, provides enhanced data privacy protections to California residents. The CCPA applies to companies with annual gross revenues in excess of $25 million. Our failure or inability to comply with data protection regimes domestically and in foreign countries could result in fines, penalties, injunctions, or material litigation expenditures.

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With increased frequency in recent years, cyber-attacks against companies have resulted in breaches of data security. Our business requires the storage and transmission of suppliers’ data and customers’ personal, credit card, and other confidential information. Our information technology systems are susceptible to a growing and evolving threat of cybersecurity risk. Any substantial compromise of our data security, whether externally or internally, or misuse of associate, customer, or employee data, could cause considerable damage to our reputation, cause the public disclosure of confidential information, and result in lost sales, significant costs, and litigation, which would negatively affect our financial position and results of operations. We currently do not have insurance to protect us from claims surrounding the protection of sensitive data, and we have no assurances that we will be able to insure against these risks, and if we are if the cost of insurance will be available at reasonable terms and if such coverage would be adequate, and there can be no assurances that we will not be subject to such claims in the future.

Having no independent directors on our board limits our ability to establish effective independent corporate governance procedures.

We do not have any independent directors on our board of directors nor do we maintain a standing audit committee, compensation committee or nominating and governance committee. Accordingly, without independent directors, we cannot establish effective standing board committees to oversee functions such as audit, compensation and corporate governance. In addition, our executive officers are also directors. This structure gives our executive officers significant control over all corporate issues.

Unless and until we have a larger board of directors that would include a majority of independent members, there will be limited oversight of our executive officers' decisions and activities and little ability for you to challenge or reverse those activities and decisions, even if they are not in your best interests.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, we could become subject to sanctions or investigations by regulatory authorities and/or stockholder litigation, which could harm our business and have an adverse effect on our stock price.

As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, including periodic reports, disclosures and more complex accounting rules. As directed by Section 404 of Sarbanes-Oxley, the SEC adopted rules requiring public companies to include a report of management on a company's internal control over financial reporting in their Annual Report on Form 10-K. Based on current rules, we are required to report under Section 404(a) of Sarbanes-Oxley regarding the effectiveness of our internal control over financial reporting.

Requirements associated with being a reporting public company will require significant company resources and management attention.

Subsequent to effectiveness of this registration statement, we will be required to comply with the reporting requirements as promulgated under the Securities Exchange Act of 1934 which will require that we retain legal, accounting and financial advisors to ensure adequate disclosure and control systems to manage our growth and our obligations as a company that files reports with the SEC. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management's attention to these matters will have on our business.

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Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

We have adopted provisions in our Articles of Incorporation and Bylaws, which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors shall have no personal liability to us or our shareholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

No audit or compensation committee

Because we do not have an audit or compensation committee, stockholders will have to rely on our entire Board of Directors, none of which are independent, to perform these functions. We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our Board of Directors as a whole. No members of our Board of Directors are independent directors. Thus, there is a potential conflict in that Board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Currently we do not have appropriate controls in place, due in part to our size and lack of resources, however as soon as practicable, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or SOX, which will require annual management assessment of the effectiveness of our internal control over financial reporting.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our common share price and have an adverse effect on how we are perceived by customers, current and potential investors.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance. Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

From time to time, we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date we have not procured directors and officers liability ("D&O") insurance to cover such risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys' fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. While we are currently seeking such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. While neither Nevada law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Nevada law. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

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The Company has multiple notes outstanding beyond their stated maturity date.

The Company has previously made multiple issuances of promissory notes and convertible notes that remain outstanding beyond their stated maturity dates. As of January 31, 2022, the total balance of all of the Company’s outstanding notes was $892,434, which includes accrued interest. As of the date of this Offering Circular, the total outstanding balance of these notes is $900,367, which includes accrued interest. We believe these notes are all outstanding beyond their stated maturity date and which we believe are time barred, which means that the debt is older than the statute of limitations and creditors no longer have the legal right to sue the company to collect the outstanding principal and interest. Due to FASB (Financial Accountancy Standards Board) rules we must continue to carry the obligations on our financial statements and continue to accrue interest, despite the fact that the notes are legally uncollectible. Time barred obligations can only be removed from our financial statements by the mutual consent of the holder and maker of the promissory notes, and or judicially discharged. One of our note holders, was a foreign corporation which was administratively dissolved, and no person or party legally represent that particular holder.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

The proceeds from this Offering, will be up to $10,000,000 before deducting offering expenses payable by us. We expect that if the maximum sale of shares is achieved, the net proceeds from this Offering will be sufficient to fund our current operations for at least the next 48 months. However, we may not achieve the maximum sale of shares, and/or our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. It is not certain that we have accounted for all costs and expenses of future development and regulatory compliance. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

A pandemic, epidemic or outbreak of an infectious disease in the United States may adversely affect our business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of April 2020, has spread to over 50 countries, including the United States. The spread of an infectious disease, including COVID-19, may result in the inability of our suppliers to deliver components to us on a timely basis, or our service providers to continue providing services in an effective manner. Further, the spread of a disease such as COVID-19 could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

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Risks Related to the Securities in this Offering

The reduced disclosure requirements applicable to us as a "smaller reporting company" may make our common stock less attractive to investors.

We are a "smaller reporting company" as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we prepare and file SEC forms similar to other SEC reporting companies; however, the information disclosed may differ and be less comprehensive. If some investors find our common stock less attractive as a result of less comprehensive information we may disclose pursuant to the exemptions available to us as a smaller reporting company, there may be a less active trading market for our common stock and our stock price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

Circumstances and conditions may change. Accordingly, additional risks and uncertainties not currently known, or that we currently deem not material, may also adversely affect our business operations.

The OTC and share value

Our Common Stock trades over the counter, which may deprive stockholders of the full value of their shares. Our stock is quoted via the Over-The-Counter (“OTC”) Pink Sheets. Therefore, our Common Stock is expected to have fewer market makers, lower trading volumes, and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for our Common Stock.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities to us and could divert our management's attention and resources from managing our operations and business.

Low market price

A low market price would severely limit the potential market for our Common Stock. Our Common Stock may trade at a price below $5.00 per share, subjecting trading in the stock to certain Commission rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock.

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Lack of market and state blue sky laws

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws. The holders of our shares of Common Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC, investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information regarding our Company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont, and Wisconsin.

Accordingly, our shares of Common Stock should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Penny stock regulations

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock. The Commission has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our Common Stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

Rule 144 Risks

Sales of our Common Stock under Rule 144 could reduce the price of our stock. Our affiliates hold preferred shares that can be converted, to 291,926,606 shares of our Common Stock, which Rule 144 of the Securities Act defines as restricted securities.

These shares will be subject to the resale restrictions of Rule 144, should we hereinafter cease being deemed a “shell company”. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than 1.0% of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of Common Stock under Rule 144 could reduce prevailing market prices for our securities.

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Because we may be deemed a shell company, it will likely be difficult for us to obtain additional financing by way of private offerings of our securities or retain qualified employees or advisers.

We may be deemed a “shell company” within the meaning of Rule 405, promulgated pursuant to Securities Act, because we have nominal assets and nominal operations. Accordingly, the holders of securities purchased in private offerings of our securities we make to investors will not be able to rely on the safe harbor from being deemed an underwriter under SEC Rule 144 in order to resell their securities. This will likely make it more difficult for us to attract additional capital through subsequent unregistered offerings because purchasers of securities in such unregistered offerings will not be able to resell their securities in reliance on Rule 144, a safe harbor on which holders of restricted securities usually rely to resell securities. Furthermore, if we are deemed a “shell company,” we will be unable to utilize Form S-8 as a registration statement for automatic effectiveness for employees or advisers, thereby hampering our ability to hire or retain qualified employees or advisers.

If we are deemed a shell company, the shares we issue, if any, will be restricted from resale under Rule 144.

These shares are currently restricted from trading under Rule 144. They will only be available for resale, within the limitations of Rule 144, to the public if:

(i) We are no longer a shell company as defined under section 12b-2 of the Exchange Act. A “shell company” is defined as a company with no or nominal operations, and with no or nominal assets or assets consisting solely of cash and cash equivalents;

(ii) We have filed all Exchange Act reports required for at least 12 consecutive months; and

(iii) If applicable, at least one year has elapsed from the time that we file current Form 10-type of information on Form 8-K or other report changing our status from a shell company to an entity that is not a shell company.

Security laws exposure

We are subject to compliance with securities laws, which exposes us to potential liabilities, including potential rescission rights. We may offer to sell our shares of our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we have relied, we may become subject to significant fines and penalties imposed by the Commission and state securities agencies.

We have never paid dividends on our Common Stock and We do not expect to pay any cash dividends in the foreseeable future.

We have never paid dividends on our Common Stock and we intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

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Our board of directors can issue additional shares of common and preferred stock which will dilute existing shareholders.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders' interests in our company and could depress our stock price.

Our articles of incorporation, as amended authorize 975,000,000 shares of common stock, of which 19,830,679 are outstanding as of May 17, 2022, and 25,000,000 shares of preferred stock, of which 270,000 Convertible Series B and 5,000,000 Convertible Series A, are outstanding. Our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intend to utilize its reasonable business judgment to fulfill its fiduciary obligations to our stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Our board could issue "blank check" preferred stock without stockholder approval with the effect of diluting existing stockholders and impairing their voting rights, and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorize the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our bylaws also allow our board of directors to fix the number of directors. Our stockholders do not have cumulative voting in the election of directors.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

You will incur immediate and substantial dilution in the book value of your shares of Common Stock.

You will suffer immediate and substantial dilution in the net tangible book value of the shares of Common Stock that you receive in this Offering. Assuming an offering price of $0.50 per share of Common Stock, and assuming all the shares representing 20,000,000 shares of Common Stock are sold, investors in this Offering will experience dilution of approximately $0.46 per share of Common Stock in net tangible book value of the Common Stock. See the section entitled “Dilution” for further information.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares compared to the effective cash price paid by existing stockholders, (as defined in “Securities Being Offered – Description of Capital Stock”), full conversion of all series of convertible preferred stock, and assuming that the price per share of Common Stock sold at $0.50 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The share numbers and amounts in this table assumes (1) conversion of all of the Company’s Series A and Series B Convertible preferred shares to common stock.

	Dates Issued	Issued Shares		Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Common Stock	2005-2015	19,830,679	(1)			19, 830,679	$0.73
Series A Preferred Stock	2008-2021			31,250,000	(3)	31,250,000	$0.02	(2)
Series B Preferred Stock	2021			270,000,000	(3)	270,000,000	$0.0001	(2)
Total Common Share Equivalents		19,830,769		301,250,000		321,080,769	$0.05
Investors in this Offering, assuming $10,000,000 million raised		20,000,000		2,000,000	(4)	20,000,000	$0.50
Total after inclusion of this Offering		39,830,679		303,250,000	(4)	341,080,679	$0.04

________________________________

(1)	All outstanding shares of Common Stock of the Company.
(2)

This calculation of the effective cash price does not include any consideration to the Company other than cash, as the consideration for certain issuances of Common Stock (such as the contribution of the pre-paid Kauffman Protocol IP license,) are difficult to calculate and are therefore excluded from this calculation.

are difficult to calculate and are therefore excluded from this calculation.

(3)	Assumes conversion of all shares of class A and Class B preferred stock .
(4)	Assumes the issuance of 2,000,000 shares as non-cash consideration for our asset purchase.

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Asset Acquisition Dilution

We have entered into an asset purchase agreement, which upon closing, triggered by the receipt of $2,000,000 in proceeds in this Offering, will result in the issuance of an additional 2,000,000 shares of our common stock as non-cash consideration payable to the seller.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering or another crowdfunding round), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 20,000,000 shares of commons stock on a “best efforts” basis at a price of $0.50 per share of common stock. The minimum subscription is $250, or 500 shares. Under Regulation A, the Company may only offer $75 million in shares of Common Stock during a rolling 12-month period.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www._________________.com) on a landing page that relates to the Offering, www.________________com/investorrelations.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the Offering is earlier terminated by the Company, in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

Prior to Qualification of the Offering, the Company plans to engage a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer;

•	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation;

•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and

•	Coordinate with third party providers to ensure adequate review and compliance.

Prior to Qualification of this Offering, the Company expects to finalize compensation for the services listed above, the Company has agreed to pay a one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by in connection with the Offering, such as, among other things, preparing the FINRA filing in connection with this Offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the Company. The Company has also agreed to pay the Broker-Dealer a one-time consulting fee of $____________________ to provide ongoing general consulting services relating to this Offering such as coordination with third party vendors and general guidance with respect to the Offering, which will be due and payable within 30 days after this Offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA. In addition, the Company has agreed to pay a commission equal to ___________% of the amount raised in the Offering to support the Offering once the SEC has qualified the Offering Statement and the Offering commences. Assuming a fully-subscribed offering the Company estimates that the total amount payable to, including the one-time advance expense allowance fee of $___________ and consulting fee of $________________________, would be $______________________ .

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Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent

We have engaged TransShare Corporation (“TransShare”) to act as Transfer Agent for the Company’s securities.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire or check. Subscriptions via credit card will be processed via a third-party software provider, . The Company estimates that processing fees for credit card subscriptions will be approximately__________% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Investors should note that processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 80% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

In order to invest you will be required to subscribe to the Offering at www.________________/investorrelations and agree to the terms of the Offering and the subscription agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

Provisions of Note in Our Subscription Agreement

Forum Selection Provisions.

Our subscription agreement (which appears as an exhibit to the Offering Statement of which this Offering Circular forms a part) provides that _________________ is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

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USE OF PROCEEDS TO ISSUER

The maximum gross proceeds from the sale of our shares of common stock in this Offering is $10,000,000.

Assuming a maximum raise of $10,000,000, the net proceeds of this Offering would be approximately $, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $and assuming the sale of 20,000,000 shares of common stock..

Assuming a raise of $7,5000,000 (representing 75% of the maximum offering amount), the net proceeds would be approximately $, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $and assuming the sale of 15,000,000 shares of common stock.

Assuming a raise of $5,000,000 (representing 50% of the maximum offering amount), the net proceeds would be approximately $, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $4,200,000 and assuming the sale of 10,000,000 shares of common stock.

Assuming a raise of $2,500,000 (representing 25% of the maximum offering amount), the net proceeds would be approximately $, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of and assuming the sale of 5,000,000 shares of common stock .

Please see the table below for a summary of our intended use of the net proceeds from this Offering:

Use of Proceeds	Perecentage of Offering Sold
	25%	50%	75%	100%
Technology purchase inclusive of closing costs	$750,000	$750,000	$750,000	$750,000
Sales and Marketing
Fitness App Marketing	500,000	1,000,000	1,500,000	2,250,000
Kaufmann Protocol (KP)	100,000	200,000	300,000	450,000
Content Creation / Media		200,000	300,000	450,000
KP Product Sourcing and Inventory	200,000	400,000	600,000	900,000
KP Robotic Dispensing Equipment	200,000	200,000	200,000	200,000
Working Capital	150,000	500,000	750,000	1,000,000
Capital Reserve	–	500,000	750,000	1,000,000
Technology infrastrucure	100,000	250,000	350,000	500,000
	$2,000,000	$4,000,000	$5,500,000	$7,500,000

General and Administrative Expenses (2)	500,000	1,000,000	2,000,000	2,500,000
TOTAL	$2,500,000	$5,000,000	$7,500,000	$10,000,000

(1)	Cash consideration for the Fitwell acquisition, and allowable reimbursements to Fitwell executives pursuant to the Definitive Stock Purchase Agreement.

Because the Offering is a “best-efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

Overview

We are a science based direct to consumer (DTC) health company offering products and services focused on aging biology wellness and longevity. Our program is based on the book the Kaufmann Protocol® authored by our co-founder Dr. Sandra Kaufmann, M.D., and on identifying and offering individual specific services, recommendations and treatments designed to improve our customers’ lifespan and health-span. Whereas lifespan represents the total number of years we live, and health-span is how many of those years we remain healthy, active, energetic and free from disease. Our goal is to use science and technology, current and emerging treatments, for our customers to lengthen lifespan and maximize health-span.

We operate a DTC sales model, which means we market our products directly to our target consumers. We currently sell our book, the Kaufmann Protocol online, we offer, the Kaufmann Protocol, a mobile application on the iOS platform, and plan to commercialize and market a line of products, including our own branded molecular agents, health and wellness testing kits and services, as well as published and multimedia content.

Kaufmann Protocol

In the book The Kaufmann Protocol, Dr. Kaufmann explores the multifactorial causes of aging and presents strategies where aging is curtailed, these strategies are hereinafter referred to as the “Protocol”.

At the most basic level organisms age because their component cells age, the Protocol addresses the seven known theories, or the “Kaufmann Seven Tenets” of cellular aging into tenets, which are: Information Systems (DNA), Cellular Energy, Cellular Pathways, Quality Control, Immune System, Individual Cells and Waste Management.

1.	Information Systems (DNA). DNA is our information depot. Issues with aging in this category include epigenetic modification, accumulation of DNA damage, and telomeric integrity. Epigenetic modification encompasses changes to the “packaging” of the DNA, including methylation, histone modification and the like. Telomeres, the caps or ends of DNA, are known to shorten over time and are broadly correlated to the length of a life.

2.	Cellular Energy. Mitochondria, cellular organelles, serve as our energy source. These organelles are rate limiting over time as their output declines, second to either damage from free radicals or simply declining availability of raw materials.

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3.	Cellular Pathways. The pathways are our aging or anti-aging pathways, such as the AMP Kinase, the Sirtuin or the mTOR pathways. These are like enzymatic dominoes that can either direct your cells and tissues to age or not age.

4.	Quality Control. This category includes the DNA and Protein Repair mechanisms, which are key to repairing the ongoing damage inside your cells. As you get older and the damage becomes more extensive, these mechanisms get a bit stressed. This category also includes intracellular autophagy, a mechanism for cellular recycling.

5.	Immune System. The cells that compose the immune system constitute your security system. Over time, unfortunately, this system becomes problematic and causes the body to be in a state of chronic and systemic inflammation. In addition, the failing immune system causes an increase in infection and cancer.

6.	Individual Cells. Depending on the lifespan of particular cells, some live for days while some last a life time, their particular needs can be specialized. Some require an increased pool of nutrients, while others have more issues with trash accumulation.

7.	Waste Management. Every cell has requirements for living, such as oxygen and glucose. Unfortunately, these can lead to increased aging. As an example, glucose forms molecular complexes called Advanced Glycation Endproducts (AGEs), which are very destructive. As well, longer lived cells produce cellular waste, called lipofuscin, that accumulates and eventually causes space issues.

Our Products

Based on the Seven Tenets, the Protocol has identified a series of molecular agents, certain of which are dietary supplements and or prescription medications that can be used to combat aging and improve health-span. Many of the molecular agents we recommend have been used in eastern medicine for thousands of years based on their curative effects, and are generally available, none of which are proprietary to us. We do however identify and present individualized and in certain instances dosage specific individualized recommendations, based on algorithmic outputs of our software, based on individual biology, diet, lifestyle and desired outcomes. Three generalized, and our most popular regimens are:

•	The Panacea; The General Strategy

•	The Sweet Tooth; The Anti-Glycation Strategy

•	The Ache Remedy; The Anti-Inflammatory Strategy

We do not currently offer the molecular agents that makeup our Strategies. Our designed strategies, include a regimen of molecular agents, which currently must be sourced from third parties, however it is our plan to source and market the products which make up our proprietary strategies under our own brand, the Kaufmann Protocol, which we plan to offer through our website and mobile application.

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Our Mobile Application

The mobile application guides users through a specific set of questions relating to your age and aging concerns and will use our proprietary algorithm to design a regimen scientifically calculated to achieve optimum results addressing your needs, based on the users’ responses. We expect our mobile and web applications will serve as a sales tool, for initial sales, reorders and as a means to connect with our customers to track their progress, deliver relevant and meaningful content and serve as a platform for future growth and expansion of our DTC product offerings.

Market for our Products and Sales Strategy

Our target market spans “Baby Boomers” (71.2 million, US Census 2019), “Generation X” (65.2 million, US Census 2019) and the “Silent Generation” (23 million US Census 2019). We expect that our target market, within our customer cohort skews towards college, post graduate with significant disposable income and are actively seeking health & wellness solutions with a view towards maximizing quality of life, elongating lifespan and maximizing health-span.

We believe that there is a large audience of people who are interested in a science-based approach to healthy aging and lifespan enhancing strategies. Since it was published, the Kaufmann Protocol book has sold approximately ten thousand copies with no marketing or advertising spend, Dr. Kaufmann has participated in approximately 40 podcasts, and is consistently asked to speak and has spoken at leading anti-aging industry conferences.

We plan to source and market the molecular agents that make up our primary protocols, the Panacea, the Sweet Tooth and the Anti-Inflammatory and sell those products on our website, through our mobile application and on third party ecommerce platforms, specifically on Amazon through the Fulfillment by Amazon program, if we are accepted. Moreover, we intend to sell personalized protocols directly to users based on the results of our personalized evaluations which users will be able to access through our mobile application, and eventually through our website. We plan to drive traffic to our sales channels through paid advertising campaigns, content we generate and distribute directly through our own social media channels and in partnership with influencers who we may seek to engage. We expect that Dr. Kaufmann’s continued appearance on podcasts, as a speaker at industry conferences and in content we develop and distribute through our own distribution channels and on social media, will be effective at driving awareness of our products and as a result drive sales.

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Competition.

We operate in the health & wellness industry and plan to generate revenues through the sale of nutritional supplements and health & wellness related content. Both the health & wellness and nutritional supplement industries are highly fragmented, and intensely competitive. We are an early-stage company and most of our competitors have longer operating histories, established customer bases with greater marketing reach and visibility, they have more operating experience and greater financial resources than we do. Nutritional supplements are available through mass-market retailers, drug stores, supermarkets, discount stores, health food stores, mail order companies, and direct sales organizations. We will also compete with, bio-hackers, authors and other content providers who have written books on anti-aging, specialized anti-aging companies, medical doctors and practices specializing in longevity medicine, and med-spas and facilities which offer anti-aging treatments, each of whom have longer operating histories, may be more capitalized and better positioned than we are. We expect that in each category named above there are formidable competitors and competition is intense.

Sources and Availability of Raw Materials and the Names of Principal Suppliers.

We have no present commitments or agreements with respect to the purchase of any raw materials needed for the production of our molecular agent and or dietary supplement-based products; however, management believes that there is an adequate available supply of these materials from various suppliers and there is and will be no constraint on us in sourcing the raw materials we need to make our finished products. We may have to purchase raw materials based on certain minimum quantities; however, we believe that purchasing said quantities and any supply agreements that require minimum purchase commitments will be available to us at reasonable and commercial terms. We plan to enter exclusive supply agreements and manufacturing agreements to protect our products, regulate product costs, and help ensure quality control standards.

Intellectual Property

We hold a fully pre-paid license, hereinafter the “Kaufmann License,” of the intellectual property including the book “the Kaufmann Protocol” the associated copyrights and trademarks, relating to the book together the “Kaufmann Protocol IP,” and all media, websites, recordings, podcasts, software, apps, customer lists, images, marketing, promoting and advertising the Kaufmann Protocol IP and any and all improvements and additions thereto. The license was contributed to us by Dr. Kaufmann in connection with her co-founding our company.

Software Acquisition

We have entered into as asset purchase agreement to acquire certain mobile application software available on the iOS app store and Google Play store, which includes all source code, libraries, datasets, and databases (the “Technology”). The app provides fitness and nutrition programs, associated content and tracking capabilities , in addition to community building and social media functionality.

We believe that acquiring the Technology will provide efficiencies over building and launching a new bespoke platform. We believe that acquiring Technology that has been bug tested and has at its peak usage supported 1.9 million users is optimal to building, testing and scaling a technology platform de novo. Specifically, we believe that by acquiring, rather than building, we can save approximately 12 months of development, testing and launching, we also believe that the costs of acquiring the Technology are in-line with what we would spend to develop a similar platform. Moreover, we believe that the user data we are acquiring, including how users interact with the fitness and nutrition content will be beneficial in our ability to market and scale our longevity platform and products.

The asset purchase agreement contains a financing contingency, which requires that we receive proceeds of at least $2,000,000 in this Offering in order for the acquisition to close. The acquisition price is $500,000 in cash consideration and 2,000,000 shares of our common stock, as non-cash consideration.

If we are unable to raise the requisite capital to close the acquisition, we will be unable to acquire the assets and we will need to execute our business plan without the benefit of the software assets which we believe will be beneficial to our growth.

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Government Regulations

The FDA regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution, and sale of foods, dietary supplements, over-the-counter drugs, medical devices, and pharmaceuticals. In January 2000, the FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body”. In the rule and its preamble, the FDA distinguished between permitted claims under the Federal Food, Drug and Cosmetic Act (the “FFDC Act”) relating to the effect of dietary supplements on the structure or functions of the body, and impermissible direct or implied claims of the effect of dietary supplements on any disease. In June 2007, the FDA issued a rule, as authorized under the FFDC Act, that defined current Good Manufacturing Practices in the manufacture and holding of dietary supplements. Effective January 1, 2006, legislation required specific disclosures in labeling where a food, including a dietary supplement, contains an ingredient derived from any of eight named allergens. Legislation passed at the end of 2006 requires the reporting to the FDA any reports of “serious adverse events” associated with the use of a dietary supplement or an over-the-counter drug that is not covered by new drug approval reporting. The FDA created the Office of Dietary Supplements (“ODSP”) on December 21, 2015. The creation of this new office elevates the FDA’s program from its previous status as a division under the Office of Nutrition and Dietary Supplements. ODSP will continue to monitor the safety of dietary supplements.

The Dietary Supplement Health and Education Act of 1994, referred to as DSHEA, revised the provisions of the FFDC Act concerning the composition and labeling of dietary supplements and statutorily created a new class entitled “dietary supplements.” Dietary supplements include vitamins, minerals, herbs, amino acids, and other dietary substances used to supplement diets. A majority of our products are considered dietary supplements as outlined in the FFDC Act, which requires us to maintain evidence that a dietary supplement is reasonably safe. A manufacturer of dietary supplements may make statements concerning the effect of a supplement or a dietary ingredient on the structure or any function of the body, in accordance with the regulations described above. As a result, we will be required to make such statements with respect to any of the products we offer or may offer in the future. In some cases, such statements must be accompanied by a statutory statement that the claim has not been evaluated by the FDA and that the product is not intended to treat, cure, mitigate, or prevent any disease, and the FDA must be notified of such claim within 30 days of first use.

The FDA oversees product safety, manufacturing, and product information, such as claims on a company's website, product’s label, package inserts, and accompanying literature. The FDA has promulgated regulations governing the labeling and marketing of dietary and nutritional supplement products. The regulations include:

•	the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;
•	requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;
•	labeling requirements for dietary or nutritional supplements for which “high potency,” “antioxidant,” and “trans-fatty acids” claims are made;
•	notification procedures for statements on dietary and nutritional supplements; and
•	pre-market notification procedures for new dietary ingredients in nutritional supplements.

In certain markets, including the United States, specific claims made with respect to a product may change the regulatory status of a product. For example, a product sold as a dietary supplement but marketed as a treatment, prevention, or cure for a specific disease or condition would likely be considered by the FDA or other regulatory bodies as unapproved and thus an illegal drug. To maintain a product’s status as a dietary supplement, its labeling and marketing must comply with the provisions in DSHEA and the FDA’s extensive regulations.

Dietary supplements are also subject to the Nutrition, Labeling and Education Act and various other acts that regulate health claims, ingredient labeling, and nutrient content claims that characterize the level of nutrients in a product. These acts prohibit the use of any specific health claim for dietary supplements unless the health claim is supported by significant scientific research and is pre-approved by the FDA.

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The FTC and other regulators regulate marketing practices and advertising of a company and its products. Regulators have instituted and continue to bring enforcement actions against numerous dietary supplement companies for false and/or misleading marketing practices, as well as misleading advertising of products. These enforcement actions have resulted in consent decrees and significant monetary judgments against the companies and/or individuals involved. Regulators require a company to convey product claims clearly and accurately and further require marketers to maintain adequate substantiation for their claims. More specifically, the FTC requires such substantiation to be competent and reliable scientific evidence and requires a company to have a reasonable basis for the expressed and implied product claim before it disseminates an advertisement. A reasonable basis is determined based on the claims made, how the claims are presented in the context of the entire advertisement, and how the claims are qualified. The FTC’s standard for evaluating substantiation is designed to ensure that consumers are protected from false and/or misleading claims by requiring scientific substantiation of product claims at the time such claims are first made. The failure to have this substantiation violates the Federal Trade Commission Act.

Due to the diverse scope of regulations applicable to our planned products and the various regulators enforcing these requirements, determining how to conform to all requirements is often open to interpretation and debate. However, our policy is and will continue to be, to fully cooperate with any regulatory agency in connection with any inquiries or other investigations. We can make no assurances that regulators will not question our actions in the future, even though we continue to make efforts to comply with all applicable regulations, inquiries, and investigations.

History of Our Company

Worldwide Strategies Incorporated ("we", "us", or "our") was originally incorporated in the State of Nevada on April 6, 1998 as Boyd Energy Corporation, on July 17, 2001 the corporation’s name was changed to Barnett Energy Corporation and on June 15, 2005, pursuant to a business combination with Worldwide Business Solutions Incorporated, a Colorado corporation ("WBSI"), WBSI became a wholly-owned subsidiary of the company and the corporation’s name was changed to Worldwide Strategies Inc. On July 31, 2007, we acquired 100% of the issued and outstanding shares of Centric Rx, Inc., a Nevada corporation which was merged out of existence in connection with the share exchange. We subsequently ceased operations in 2015 and the Company has fully impaired all assets since the shutdown of its operations in 2015 and recorded the effects of this impairment as part of its discontinued operations. As a result of our discontinuation of operations, on August 1, 2017 and January 2, 2018, respectively our two subsidiaries were dissolved for non-payment of annual fees. Therefore, Worldwide Business Solutions Incorporated, a Colorado corporation and Worldwide Business Solutions Limited, a United Kingdom corporation, a subsidiary of Worldwide Business Solutions Incorporated, are no longer subsidiaries of the Company.

On May 7, 2019, the Eighth Judicial District Court of Nevada appointed Small Cap Compliance, LLC (“Custodian”) as custodian for Worldwide Strategies Inc., and on May 8, 2019, the Custodian appointed an executive officer and board member, who on July 10, 2019, filed a certificate of reinstatement of WWSG with the state of Nevada. On October 16, 2019, the Eighth Judicial District Court of Nevada discharged Small Cap Compliance, LLC as custodian for Worldwide Strategies Inc. On July 10, 2019 the Custodian appointed board member and sole executive officer, appointed a new member to the board of directors and subsequently resigned from the board and as the company’s sole executive officer. The board of directors subsequently appointed the current management team, who are reorganizing the business as a health technology company.

Employees

As of June 21, 2022, we had two employees, our CEO and CFO, each of whom are part-time employees and each of whom are our founders.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

Property

Our principal business address is 1961 NW 150 Avenue, Suite 205 Pembroke Pines, FL 33028. The office space we are currently occupying is currently being provided to us an no cost to the company by our CFO. We expect this arrangement to continue until our operations require expansion. We currently do not own or lease any other property.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Plan of Operation

The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use of words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public.

Overview

We are a science based direct-to-consumer (DTC) health company offering products and services focused on aging biology wellness and longevity. Our program is based on the book the Kaufmann Protocol® authored by our co-founder Dr. Sandra Kaufmann, M.D., and on identifying and offering individual specific services, recommendations and treatments designed to improve our customers’ lifespan and health-span. Whereas lifespan represents the total number of years we live, and health-span is how many of those years we remain healthy, active, energetic and free from disease. Our goal is to use science and technology, current and emerging treatments, for our customers to lengthen lifespan and maximize health-span.

We operate a DTC sales model, which means we market our products directly to our target consumers. We currently sell our book, the Kaufmann Protocol online, we offer, a mobile application, and plan to commercialize and market a line of products, including our own branded molecular agents, health and wellness testing kits and services, as well as published and multimedia content.

On May 7, 2019, the Eighth Judicial District Court of Nevada appointed Small Cap Compliance, LLC (“Custodian”) as custodian for Worldwide Strategies Inc., and on May 8, 2019, the Custodian appointed an executive officer and board member, who on July 10, 2019, filed a certificate of reinstatement of WWSG with the state of Nevada. On October 16, 2019, the Eighth Judicial District Court of Nevada discharged Small Cap Compliance, LLC as custodian for Worldwide Strategies Inc. On July 10, 2019 the Custodian appointed board member and sole executive officer, appointed a new member to the board of directors and subsequently resigned from the board and as the company’s sole executive officer. The board of directors subsequently appointed the current management team, who are reorganizing the business as a health technology company.

Significant Recent Developments Regarding COVID-19

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly spreading outbreak of a novel strain of coronavirus designated COVID-19. The pandemic has significantly impacted economic conditions in the United States. The long-term impact of COVID-19 on the economy and on our business remains uncertain, the duration and scope of which cannot currently be predicted. Please refer to the matters discussed under the caption “Risk Factors”.

Results of Operations During the Year Ended July 31, 2021 As Compared to The Year Ended July 31, 2020

Net Loss

For the years ended July 31, 2021 and 2020 we incurred net losses of approximately $1.4 million and $48,000 respectively.

Revenue

For the years ended July 31, 2021 and 2020, we generated no revenue.

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Expenses

For the years ended July 31, 2021 and 2020, we incurred expenses of approximately $1.4 million and $48,000 respectively. The increase of $1.4 million in expenses for the year ended July 31, 2021 was primarily related to stock compensation expense of approximately $1.3 million and an increase in professional fees of approximately $12,000. For the years ended July 31, 2021 and 2020 we incurred interest expense of approximately $48,000 in relation to the promissory notes outstanding.

Liquidity

Currently, we rely on our management to provide us with the capital needed to run our business on a day-to-day basis.

For the years ended July 31, 2021 and 2020 we incurred net losses of approximately $1.4 million and $48,000 respectively. As of July 31, 2021 and 2020, we had no cash on hand and current liabilities of $0.9 million. During the year ended July 31, 2021 our CEO and CFO provided loans to us in the amount of $14,577.

We will seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders.

The Company has no current arrangements with respect to, or sources of, such additional financing and we do not anticipate that existing shareholders will provide any portion of our future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms acceptable to the Company. If adequate funds are not available, we may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company.

Going Concern

The report of our independent registered public accounting firm on the financial statements for the years ended July 31, 2021 and 2020, includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern. We have incurred recurring losses, incurred liabilities in excess of assets over the past year, and have an accumulated deficit of $15.4 million. Based upon current operating levels, we will be required to obtain additional capital in order to sustain our operations through July 31, 2022.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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Fair Value of Financial Instruments

On August 1, 2012, the Company adopted ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

☐	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
☐	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
☐	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

Off-Balance Sheet Arrangements

As of July 31, 2021 and 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of July 31, 2021 and 2020, we did not have any contractual obligations.

Results of operations

Three months ended April 30, 2022 compared to the three months ended April 30, 2021

Net Loss

For the three months ended April 30, 2022 and 2021 we incurred net losses of approximately $18,200 and $22,200 respectively.

Revenue

For the three months ended April 30, 2022 and 2021, we generated no revenue.

Expenses

For the three months ended April 30, 2022 we incurred expenses of approximately $18,200 of which approximately $5,800 was primarily related to professional fees and $12,400 was primarily related to interest expense.

For the three months ended April 30, 2021 we incurred expenses of approximately $22,200 of which approximately $10,300 was primarily related to professional fees and $11,900 was primarily related to interest expense.

Nine months ended April 30, 2022 compared to the nine months ended April 30, 2021

Net Loss

For the nine months ended April 30, 2022 and 2021 we incurred net losses of approximately $60,100 and $46,600 respectively.

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Revenue

For the nine months ended April 30, 2022 and 2021, we generated no revenue.

Expenses

For the nine months ended April 30, 2022 we incurred expenses of approximately $60,100 of which approximately $23,000 was primarily related to professional fees and $37,100 was primarily related to interest expense.

For the nine months ended April 30, 2021 incurred expenses of approximately $46,600 of which approximately $10,900 was primarily related to professional fees and $35,700 was primarily related to interest expense.

Financial condition

Liquidity and Capital Resources

Currently, we rely on our management to provide us with the capital needed to run our business on a day-to-day basis.

For the nine months ended April 30, 2022 we incurred net losses of approximately $60,100. As of April 30, 2022 we had no cash on hand and current liabilities of $1 million.

We will seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has no current arrangements with respect to, or sources of, such additional financing and we do not anticipate that existing shareholders will provide any portion of our future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms acceptable to the Company. If adequate funds are not available, we may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age	Position(s)
Adam Laufer	47	CEO, Director
Pavan Charan	46	CFO, Director
Dr. Sandra Kaufmann	53	Director
Rhonda Keaveney	53	Prior CEO, Secretary, Treasurer, and Director

Adam Laufer, Since July 20, 2019, Mr. Laufer has served as our CEO and a member of our Board of Directors. Mr. Laufer leads the strategic vision of our company and oversees the implementation of our developing strategy and expansion as a direct-to-consumer health-tech company. Mr. Laufer is responsible for our acquisition, financing and growth strategies. From February 10, 2014 until On December 15, 2017, Mr. Laufer, Mr. Laufer served as chief executive officer and a director of MJ Holdings, Inc. a publicly traded real estate holding company. From January 2009 until his resignation in 2013, Mr. Laufer served as chairman and chief executive officer of Soleil Capital L.P., a publicly traded company. In 2013, prior to his resignation as an executive officer and a director of Soleil Capital L.P., Mr. Laufer successfully negotiated and executed the acquisition of a portfolio of electronic cigarette and personal vaporizer patents. Mr. Laufer co-founded Vapor Corp., an electronic cigarette company, and from 2009-2013, Mr. Laufer served the company as an advisor and general counsel; consulting on matters of corporate strategy and regulatory issues related to electronic cigarette products, during which time the company’s revenues grew from $1M to $23M. Mr. Laufer has significant experience in working with start-up and development stage businesses in defining their corporate strategy, identifying funding and growth opportunities, and in implementing liquidity strategies. Mr. Laufer is a member in good standing of the Florida Bar.

Pavan Charan. Pavan (Satyaketu) Charan has served as our CFO and a member of our board of directors since July 2019. Mr. Charan is a serial entrepreneur and has over twenty-five years of finance and accounting experience within the United States, Europe, Latin America and the Caribbean. Pavan has served in in the CFO capacity for several fast-growing technology companies to enable rapid, repeatable and scalable growth and has also been involved in financial reporting, finance transformation and capital market transactions. His experience spans various industries from healthcare, distribution and technology. Earlier in his career, Pavan was a Senior Manager at KPMG, LLP where he provided audit and advisory services to publicly and privately held clients as well as private equity groups. Pavan began his career at Price Waterhouse, is a Chartered Accountant (UK) and a Certified Public Accountant (inactive).

Dr. Sandra Kaufmann M.D. Sandra Kaufmann, M.D., a member of our board of directors since June 2021. Dr. Kaufmann is the creator of the Kaufmann Protocol and the author of the book The Kaufmann Protocol. Dr. Kaufmann, is currently the chief of pediatric anesthesiology at Joe DiMaggio Children’s Hospital. Dr. Kaufmann earned her Medical Degree at the University of Maryland School of Medicine in 1996, and completed a residency and fellowship at Johns Hopkins in the field of pediatric anesthesiology in 2002. She is board-certified in both Anesthesiology and Pediatric Anesthesiology from the American Board of Anesthesiology and earned her Bachelor’s Degree of Science from the University of Miami in 1990 followed by a Master’s Degree from the University of Connecticut in Tropical Ecology and Evolutionary Biology. Dr. Kaufmann was recognized as “Best in Medicine” by the American Health Council.

Rhonda Keaveney. Ms. Keaveney holds a Juris Doctor degree and a Master Certificate in Project Management. She has extensive knowledge in the areas of FINRA corporate filings, OTC Markets filings, and SEC compliance filings. She has had over 20 years working with small cap companies. She is the owner of Small Cap Compliance, LLC which was the Custodian of the Company between May 7, 2019 until its discharge on October 16, 2019. From May 8, 2019 until July 10, 2019, Rhonda was the CEO, Secretary, Treasurer and Director of the Company. She resigned all positions from the Company on July 10, 2019.

Board Committees

Our board does not have a standing audit committee, a compensation committee or a nominating and governance committee.

Family Relationships

There are no family relationships between any of our officers or directors.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

No executive compensation was paid during the fiscal years ended July 31, 2020 and 2019. The Company has no employment agreement with any of its officers and directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth as of May 17, 2022, the number of shares of the Company’s common stock and preferred stock owned on record or beneficially by each person known to be the beneficial owner of 5% or more of the issued and outstanding shares of the Company’s voting stock, and by each of the Company’s directors and executive officers and by all its directors and executive officers as a group. Beneficial ownership representing less than one percent is denoted with an “*.” Unless otherwise indicated, the address for each person is our address at 1961 NW 150 Avenue, Pembroke Pines, Suite 205 Florida 33028.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock		Class A Preferred Stock		Class B Preferred Stock
	Shares	%	Shares	%	Shares	%	% Total Voting Power (1)
Officers and Directors
Sandra Kaufmann	0	*	1,666,666	33.33	90,000	33.3	30.30
Adam Laufer	0	*	1,666,667	33.34	90,000	33.3	30.30
Pavan Charan	0	*	1,666,666	33.33	90,000	33.4	30.30
All executive officers and directors as a group (3 persons)	0	*	5,000,000	100.00	270,000	100	90.92
5% Security Holders
Sandra Kaufmann	0	*	1,169,419	33.33	90,000	33.3	30.30
Adam Laufer	0	*	1,169,419	33.34	90,000	33.3	30.30
Pavan Charan	0	*	1,169,419	33.33	90,000	33.4	30.30

(1)	Percentage total voting power represents voting power with respect to all shares of our common stock, class A Preferred stock and class B Preferred Stock, as a single class. Each share of Class A preferred stock shall be entitled to 6.25 votes per share of common stock and each share of Class B preferred stock shall be entitled to one thousand votes per share of common stock on all matters submitted to our stockholders for a vote. The common stock, class A Preferred stock and class B preferred stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On May 7, 2019, the Eight Judicial District Court of Nevada appointed Small Cap Compliance, LLC as custodian for Worldwide Strategies Inc., proper notice having been given to the officers and directors of Worldwide Strategies Inc. There was no opposition.

On July 10, 2019, the Company filed a Certificate of Reinstatement with the state of Nevada. Also, on July 10, 2019, the Company issued to the Custodian 270,000 shares of Convertible Series B preferred stock to satisfy all outstanding obligations and debts owed to Custodian for costs associated with the custodianship proceedings, and all expenses incurred by the custodian in reinstating the company under Nevada state law, and settling all outstanding balances with the company’s transfer agent.

On June 10, 2021, the Company reorganized itself as a health & wellness company and entered into a license agreement with Dr. Sandra Kaufmann M.D. covering certain intellectual property, databases, media rights, copyrights and trademarks, in connection therewith, our chief executive officer contributed 90,000 shares of convertible Class B preferred stock to Dr. Kaufmann for the benefit of the Company. Additionally, our CEO contributed 90,000 shares of convertible Class B preferred stock to our CFO, in connection with the reformation of our new business.

Our CFO, has provided us with office space at no charge.

Our CEO, CFO in their respective capacities, as executive officers and board members and Dr. Kaufmann, as a board member are providing their services to us without compensation.

Board Composition and Director Independence

Our business and affairs are managed under the direction of the board of directors. Our board of directors is currently comprised of three members, Messrs. Charan and Laufer and Dr. Kaufmann. Because of their relationships with us, none of them are "independent" under the rules of any national securities exchange or Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

SECURITIES BEING OFFERED

The Company is offering up to 20,000,000 shares of Common Stock par value $0.001

The price of our shares has been arbitrarily established by us after giving consideration to numerous factors, including market conditions and the perceived valuations. The price of our common stock may not be in any way indicative of the Company’s actual value or the value of the Common Stock following the completion of this Offering.

Description of Capital Stock

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Worldwide Strategies’ amended and certificate of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission and are incorporated herein by reference to this Offering Statement of which this Offering Circular is a part. For a complete description of Worldwide Strategies’ capital stock, you should refer to the amended certificate of incorporation and bylaws of the Company and to the applicable provisions of Nevada law.

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Common Stock

We are authorized to issue 975,000,000 common shares at a par value of $0.001. As of May 17, 2022, there are 19,830,679 common shares outstanding. Each holder of Common Stock shall be entitled to one vote per share.

Preferred Stock

We are authorized to issue 25,000,000 preferred shares at a par value of $0.001. The Certificate of Incorporation, as amended, of the Corporation expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

We have two classes of preferred stock authorized and issued and outstanding. On December 15, 2008 we filed a certificate of designation with the Nevada Secretary of State, in which we designated and authorized to issuance 5,000,000 shares of Convertible Series A Preferred Stock at a par value of $0.001 and on July 10, 2019 we filed a certificate of designation with the Nevada Secretary of State, in which we designated and authorized to issuance 5,000,000 shares of Convertible Series B Preferred Stock at a par value of $0.001. As of May 17, 2022, we have 5,000,000 share of Convertible Series A Preferred Stock and 270,000 shares of Convertible Series B Preferred Stock at a par value of $0.001, issued and outstanding respectively.

Series A Preferred Shares

Designation and Number of Shares.  Series A Convertible Preferred Stock (the “Series A”) shall consist of 5,000,000 shares, $0.001 par value per share.  Shares of the Series A which are redeemed, retired, converted into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), purchased or otherwise acquired by the Company shall be cancelled (and thereafter shall not be re-issued as shares of Series A) and shall revert to the status of authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series as permitted by the Articles of Incorporation.

Redemption.  Shares of Series A may be redeemed by the Company for $0.50 per share (the “Series A Redemption Price”).  In the event of the Company’s election to redeem the shares of Series A, the Company shall provide notice of such election to each holder of Series A shares (the “Redemption Notice”), which notice shall (i) be sent via first-class U.S. mail at least fifteen (15) days prior to the termination of the Series A Conversion Rights and (ii) state the Series A Redemption Price.  Upon the sixteenth (16th) day after mailing of the Redemption Notice, the Company will mail the Series A Redemption Price to the holder of Series A shares at the holder’s address of record on the books and records of the Company.

Dividends.  Shares of Series A will not be entitled to dividends unless the Company pays dividends, in cash or other property, to holders of outstanding Common Stock. In the event the Company declares and pays a dividend to Common Stock holders, five percent (5%) of the value of such dividend shall be paid to the holders of outstanding Series A shares (the “Series A 5% Preference”). After payment of the Series A 5% Preference, each outstanding Series A share will participate in the distribution of the remaining 95% of the dividend with the holders of Common Stock, as if each outstanding Series A share were one share of Common Stock. Any dividend payable to holders of Series A shares will have the same record and payment date and terms as the dividend payable on the Common Stock.

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Conversion.  The holders of Series A shall have the following conversion rights (the “Series A Conversion Rights”):

Right to Convert.  At any time on or after the issuance of the Series A, each share of Series A will be convertible into 1 share of Common Stock, which may be adjusted from time to time pursuant to Section 5 herein (the “Series A Conversion Rate”).  At any time on or after the issuance of Series A shares, any holder of Series A may, at such holder’s option, subject to the limitation set forth in Section 7 herein, elect to convert all or any portion of the Series A shares held by such person into that number of fully paid and nonassessable shares of Common Stock equal to (i) the number of Series A shares to be converted (ii) multiplied by 6.25 and (iii) rounded up to the nearest whole share of Common Stock (a “Conversion”).  In the event of a redemption, liquidation, dissolution or winding up of the Company, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Series A.

Adjustments to Conversion Rate and Certain Other Adjustments.  The Series A Conversion Rate for the number of shares of Common Stock into which the Series A shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series A holders:

Stock Dividends, Recapitalization, Reclassification, Split-Ups.  If, prior to or on the date of a Series A Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Series A Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion of the Series A shall be increased in proportion to such increase in outstanding shares of Common Stock.

Aggregation of Shares.  If prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on Conversion of the Series A shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

Mergers or Consolidations.  If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above) (each a “Reorganization”), then as a part of such capital reorganization, provision shall be made so that each holder of outstanding Series A at the time of such reorganization shall thereafter be entitled to receive, upon Conversion of the Series A, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon Conversion of such holder’s Series A would be entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above.  If this Section 5(c) applies to a Reorganization, Sections 5(a) and 5(b) shall not apply to such Reorganization.

Successive Changes.  The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

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Voting Rights.  The holders of shares of Series A shall be entitled to the following voting rights:

•	Those voting rights required by applicable law;

•	The right to vote together with the holders of the Common Stock as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A carrying a number of votes equal to the number of shares of Common Stock issuable upon Conversion of one share of Series A based on the then applicable Conversion Rate, and each holder of Series A shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company; and

•	Whenever holders of Series A are required or permitted to take any action by vote taken by separate class or series, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A against impairment.

No Charge for Conversion.  The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

Reservation of Shares.  On and after the initial issuance of the Series A, the Corporation shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A, no less than one hundred percent (100%) of the aggregate number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A.  The Corporation shall immediately, in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A.

Return of Status as Authorized Shares.  Upon a Conversion or any other redemption or extinguishment of the Series A, the shares converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of Series A) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

Amendment.  This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A. For as long as any shares of Series A are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of seventy five percent (75%) of the then outstanding shares of Series A, voting together as a class and series.

Series B Preferred Shares

Designation and Number of Shares.  Series B Convertible Preferred Stock (the “Series B”) shall consist of 5,000,000 shares, $0.001 par value per share.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if any, the Holders of Preferred Class B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including Common Stock, an amount equal to $0.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Holders of the Preferred Class B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the Holders of the Preferred Class B Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

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Dividends. The Preferred Class B Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

Conversion Rights. Each one share of Preferred Class B Stock shall be convertible, at the option of the Holder, into one thousand fully paid and non-assessable shares of the Corporation's Common Stock. The foregoing conversion calculation shall be hereinafter referred to as the "Conversion Ratio."

Conversion Procedure. Upon written notice to the Holder, the Holder shall effect conversions by surrendering the certificate(s) representing the Preferred Class B Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. Not later than five [5] business days after the conversion date, the Corporation will deliver to the Holder, (i) a certificate or certificates, which shall be subject to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Preferred Class B Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e) (i), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to receive 100 Preferred Class B Stock shares for every week the Corporations fails to deliver Common Stock to the Holder.

Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Preferred Class B Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Adjustments on Reclassifications. Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Preferred Class B Stock then outstanding shall have the right thereafter to convert such Preferred Class B Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Preferred Class B Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

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Fractional Shares; Issuance Expenses. Upon a conversion of Preferred Class B Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Preferred Class B Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Voting Rights. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Preferred Class B Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Preferred Class B Stock shall be entitled to one thousand votes per share of Preferred Class B Stock.

Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Class B Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Preferred Class B Stock. If at any time the number of authorized, but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Preferred Class B Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors and paid subject to the designated rights of each series and or class of stock authorized and outstanding. We intend to retain earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to an acquisition transaction, nor can there be any assurance that any dividends will be paid following any acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is TransShare Corporation. The transfer agent’s address is, Bayside Center 1, 17755 US Highway 19 N., Suite 140, Clearwater FL 33764, and its telephone number is (303) 662-1112.

Stock Listing

Our common stock is quoted on the OTC Pink marketplace of the OTC Markets Group under the symbol “WWSG.”

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FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2022 and 2021

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Worldwide Strategies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Worldwide Strategies, Inc. (the Company) as of July 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended July 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered net losses from operations in current and prior periods and has an accumulated deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 3 to the financial statements, the Company has a going concern due to lack of revenue and accumulated net losses from operations in the current and prior periods.

Auditing management’s evaluation of going concern involves significant judgement given the fact that the Company uses management’s estimates of future revenues and expenses, which are not to be substantiated.

To evaluate the appropriateness of the significant doubt about the Company’s ability to continue as a going concern, we examined and evaluated the financial information that was the initial cause of the doubt along with management’s plans to mitigate the significant doubt about continuing as a going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2021.

Houston, TX

October 29, 2021

F-3

Worldwide Strategies, Inc.

Balance Sheets

July 31, 2021 and 2020

	July 31, 2021	July 31, 2020
Assets
Current Assets:
Cash	$–	$–
Total assets	$–	$–

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$42,967	$42,967
Accrued liabilities	375,504	327,904
Convertible notes payable, in default	452,406	452,406
Convertible notes payable, related party - in default	40,000	40,000
Total current liabilities	910,877	863,277

Long term notes payable - related party	14,577	–

Total Liabilities	925,454	863,277

Stockholders' deficit:
Preferred Stock; $.001 par value; 25,000,000 shares authorized
Series A, 5,000,000 and 1,491,743 shares issued and outstanding as of July 31, 2021 and 2020, respectively	5,000	1,492
Series B, 270,000 shares issued and outstanding as of July 31, 2021 and 2020, respectively	270	270
Common stock, $.001 par value, 975,000,000 shares authorized 19,830,679 shares issued and outstanding as of July 31, 2021 and 2020, respectively	19,831	19,831
Additional paid-in capital	14,497,273	13,185,185
Accumulated deficit	(15,447,828)	(14,070,055)
Total Stockholders' Deficit	(925,454)	(863,277)
Total Liabilities and Stockholders' Deficit	$–	$–

See accompanying notes to consolidated condensed financial statements

F-4

Worldwide Strategies, Inc.

Statements of Operations

For the years ended July 31, 2021 and 2020

	For The Year Ended July 31,
	2021	2020
Operating expenses:
Other general and administrative expenses	$1,329,955	$–
Total operating expenses	1,329,955	–
Loss from operations	1,329,955	–
Other expense:
Interest expense	(47,818)	(47,677)
Loss before income taxes	(1,377,773)	(47,677)
Income tax provision	–	–
Net loss	$(1,377,773)	$(47,677)

Basic and diluted loss per share	$(0.07)	$(0.00)

Basic and diluted weighted average common shares outstanding	19,830,679	19,830,679

See accompanying notes to consolidated condensed financial statements

F-5

Worldwide Strategies, Inc.

Statements of Changes in Stockholders’ Deficit

For the years ended July 31, 2021 and 2020

	Preferred Stock				Common Stock		Additional
	Series A		Series B				Paid-In	Accumulated
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total
Balance at July 31, 2019	1,491,743	$1,492	270,000	$270	19,830,679	$19,831	$13,185,185	$(14,022,378)	$(815,600)
Net Loss	–	–	–	–	–	–	–	(47,677)	(47,677)
Balance July 31, 2020	1,491,743	$1,492	270,000	$270	19,830,679	$19,831	$13,185,185	$(14,070,055)	$(863,277)
Issuance of Preferred Stock for services - related party	3,508,257	3,508	–	–	–	–	1,312,088	–	1,315,596
Net Loss	–	–	–	–	–	–	–	(1,377,773)	(1,377,773)
Balance July 31, 2021	5,000,000	$5,000	270,000	$270	19,830,679	$19,831	$14,497,273	$(15,447,828)	$(925,454)

See accompanying notes to consolidated condensed financial statements

F-6

Worldwide Strategies, Inc.

Statements of Cash Flows

For the years ended July 31, 2021 and 2020

	For The Year Ended July 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,377,773)	$(47,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock Based Compensation	1,315,596	–
Accrued liabilities	47,600	47,677
Net cash used in operating activities	(14,577)	–
Cash flows from financing activities:
Related party loans	14,577	–
Net cash provided by financing activities	14,577	–

Net increase in cash	–	–

Cash, beginning of period	–	–
Cash, end of period	$–	$–

Supplemental disclosure of cash flow information:

Cash paid for taxes	$–	$–

Cash paid for interest	$–	$–

See accompanying notes to consolidated condensed financial statements

F-7

Worldwide Strategies, Inc.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED JULY 31, 2020 and 2019

(Audited)

Note 1 – Organization and Basis of Presentation

Organization and Basis of Presentation

Worldwide Strategies Incorporated (“WWSG” or the “Company”) was incorporated under the laws of the State of Nevada on April 6, 1998 and ceased operations in 2015. The Company fully impaired all assets since the shutdown of its operations in 2015. On May 7, 2019, the eight judicial District Court of Nevada appointed Small Cap Compliance, LLC (“Custodian”) as custodian for Worldwide Strategies Incorporated., proper notice having been given to the officers and directors of Worldwide Strategies Incorporated with no opposition. On July 10, 2019, the Company filed a Certificate of Reinstatement with the state of Nevada.

The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company doesn’t maintain any bank accounts and does not have any cash in hand. For day-to-day business activities, the Company depends upon the directors’ personal accounts.

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. As a result, diluted loss per common share is the same as basic loss per common share for the years ended July 31, 2021 and 2020. Excluded from the weighted average common shares outstanding amount is convertible preferred stock equivalent to 279,323,394 common shares and convertible debt equivalent to 44,771,429 common shares as the effect of these on the computation of net loss per share would have been anti-dilutive.

F-8

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC Topic 740, Income Taxes. Under FASB ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the reliability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

On August 1, 2012, the Company adopted ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The following tables represent our assets and liabilities by level measured at fair value on a recurring basis at July 31, 2021 and July 31, 2020:

	Fair Value Measurements at July 31, 2021
	Level 1	Level 2	Level 3
Description
Convertible Debt	$–	$492,406	$–
Total Liabilities	–	492,406	–
Totals	$–	$492,406	$–

	Fair Value Measurements at July 31, 2020
	Level 1	Level 2	Level 3
Description
Convertible Debt	$–	$492,406	$–
Total Liabilities	–	492,406	–
Totals	$–	$492,406	$–

Reclassifications

Certain reclassifications have been made to the prior year presentation to conform to the current year presentation.

Recent Accounting Pronouncements

The Company reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company.

F-9

Note 3 – Going Concern

For the years ended July 31, 2021 and 2020 we incurred net losses of approximately $1.4 million and $48,000 respectively. As of July 31, 2021, we had no cash on hand and current liabilities of $0.9 million. As of July 31, 2020, we had no cash on hand and current liabilities of $0.9 million. These losses combined with our current liabilities cast significant doubt on the company’s ability to operate under the going concern. The Company filed a Registration Statement which was declared effective on August 20, 2021. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans from directors and/or private placement of common stock. The failure to achieve the necessary levels of profitability or obtaining additional funding would be detrimental to the Company.

Note 4 – Related Party Transactions

The Company’s CFO has provided office space at no cost to the Company. Our CEO and CFO incurred expenses on behalf of the Company amounting to $14,577 during the years ending July 31, 2021. As of July 31, 2021 total amounts due to our CEO and CFO are $14,577. These amounts are due on December 31, 2022 and bear interest at eight percent per annum.

On June 7, 2021 the Company issued an aggregate of 3,508,257 shares of our convertible Series A preferred stock to our founders, Adam Laufer, Pavan Charan and Dr. Sandra Kaufmann, as founder stock in connection with the reorganization of our business.

As of July 31, 2021 and 2020, the Company had a convertible promissory note in the principal outstanding balance of $40,000, payable to a shareholder. Such note bears interest at nine percent per annum with a maturity date of July 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.01 per share.

As of July 31, 2021 and 2020, our founders owned 270,000 shares of convertible Class B preferred stock.

Note 5 – Convertible Notes Payable

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $200,450 as of July 31, 2021 and 2020, respectively. Interest on these notes range from nine to ten percent per annum and such notes had maturity dates of July 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.01 per share. Included in the balance outstanding is $40,000 that is due to a related party.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $157,945 as of July 31, 2021 and 2020, respectively. Interest on these notes range from eight to ten percent per annum and such notes had maturity dates of July 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.04 per share.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $50,000 as of July 31, 2021 and 2020, respectively. Interest on these notes are 8% per annum and such notes had maturity date of March 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into non-restricted common stock in an amount equal to the total sum due, based on a mutually agreed discount (not to exceed 50%) to the then market price.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $44,711 as of July 31, 2021 and 2020, respectively. Interest on these notes are 10% per annum and such notes had maturity dates ranging from July 31, 2015 to December 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.07 per share.

F-10

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $39,000 as of July 31, 2021 and 2020, respectively. Interest on these notes are 10% per annum and such notes had maturity dates ranging from July 31, 2015 to December 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.10 per share.

Accrued interest on such notes total $375,504 and $327,904 as of July 31, 2021 and 2020, respectively and are included within accrued liabilities on the accompanying balance sheet. Based on the maturity dates of the promissory notes, all promissory notes are in default.

Note 6 – Shareholders’ Equity

Preferred stock

The Company has two classes of preferred stock and is authorized to issue 25,000,000 shares of $.001 par value preferred stock. The Company's Board of Directors may divide and issue the preferred shares in series. Each Series, when issued, shall be designated to distinguish them from the shares of all other series. The relative rights and preferences of these series include preference of dividends, redemption terms and conditions, amount payable upon shares of voluntary or involuntary liquidation, terms and condition of conversion as well as voting powers.

Series A Preferred Stock

On December 15, 2008 the Company filed a certificate of designation with the Nevada Secretary of State, in which it was designated and authorized to issue 5,000,000 shares of Convertible Series A Preferred Stock at a par value of $0.001. Each share of Series A Preferred Stock is convertible into 6.25 shares of common stock at the election of the holder. Each Series A share is entitled to 6.25 votes in any vote of the common stock holders. Series A shares are redeemable by the Company at $.50 per share with 15 days written notice. Series A shares are entitled to a 5% dividend preference and a participation interest in the remaining 95% dividend.

On June 7, 2021 the Company issued an aggregate of 3,508,257 shares of our convertible Series A preferred stock to our founders, Adam Laufer, Pavan Charan and Dr. Sandra Kaufmann, as founder stock in connection with the reorganization of our business. The Company recorded $1.3 million as stock compensation in relation to the issuance of the Series A preferred stock based upon the fair value of such shares.

Series B Preferred Stock

On July 10, 2019 the Company filed a certificate of designation with the Nevada Secretary of State, in which it was designated and authorized to issue 5,000,000 shares of Convertible Series B Preferred Stock at a par value of $0.001. Each share of Series B Preferred Stock is convertible into 1,000 shares of common stock at the election of the holder. On July 10, 2019, the Company filed a Certificate of Reinstatement with the state of Nevada and issued to the Custodian 270,000 shares of Convertible Series B preferred stock to satisfy all outstanding obligations and debts owed to Custodian for costs associated with the custodianship proceedings, and all expenses incurred by the custodian in reinstating the company under Nevada state law, and settling all outstanding balances with the company’s transfer agent. These shares were valued using the underlying stock price at the date of issuance which resulted in the Company recording stock compensation expense of $5.4 million.

Common stock

As of July 31, 2021 and 2020, the Company was authorized to issue 975,000,000 and 33,333,333 shares of common stock respectively. On May 26, 2021, the Company increased the authorized amount of common stock to be issued to 975,000,000. Total shares outstanding at July 31, 2021 and 2020 were 19,830,679, respectively.

F-11

Note 7 – Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, which requires use of the liability method. FASB ASC Topic 740 provides that deferred tax assets and liabilities are recorded based on the differences the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

As of July 31, 2021, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. The Company has approximately $5.1 million and $3.7 million of federal net operating loss carry forwards at July 31, 2021 and 2020, respectively. In addition, the Company had gross deferred tax assets of $1.0 million and $0.8 million as of July 31, 2021 and 2020 for which a full valuation allowance has provided.

Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not, the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at July 31, 2021 and 2020. The Company had no uncertain tax positions as of July 31, 2021 and 2020.

Note 8 – Subsequent Events

On May 29, 2021, we entered into a binding letter of intent (the “LOI”) with Fitwell Limited a company organized under the laws of the United Kingdom (“Fitwell”) to acquire Fitwell and its fitness and nutrition app, that same letter of intent expired, pursuant to the terms therein on July 29, 2021.

Subsequent thereto, on September 24, 2021, we entered into a contingent Stock Purchase Agreement (the “Agreement”) with Fitwell pursuant to which we have agreed to acquire one hundred percent of issued and outstanding shares of Fitwell for a purchase price of $1,000,000 payable in cash and our common stock. Worldwide Strategies will pay an aggregate cash purchase price of $500,000 and will issue shares of the Registrant’s common stock valued at $500,000 with the price per share being the price that we price our shares for sale in our planned Regulation A+ offering (“the Offering”), notwithstanding, the price of the offering, the price per share of the shares to be issued to Fitwell shall not exceed a per share price of $0.40. The acquisition is contingent on our conducting a Regulation A+ offering, wherein we raise a minimum of $2,000,000 (the “Offering”).

The Fitwell shareholders will receive the cash component of our purchase price from the proceeds of our Offering and the shares to be issued shall be issued subsequent to the closing of the Offering. In connection with the Buyer’s acquisition of the Business, the Buyer and the Seller will enter into customary transition services and other ancillary arrangements. The Agreement also contains representations, warranties, covenants, indemnification obligations and closing conditions which are customary for transactions of this nature.

The Buyer and the Seller have the right to terminate the Agreement prior to the closing under certain circumstances, including, without limitation: (i) by mutual written consent; (ii) by either the Buyer or the Seller if the closing has not occurred on or before the date that is 90 days following the qualification of the Registrant’s offering by the Securities and Exchange Commission; (iii) by the Seller if the Offering does not raise a minimum of $2,000,000 in proceeds or (iv) by either the Buyer or the Seller if a material breach occurs and is not cured within the required amount of time. The Company and Fitwell mutually agreed to rescind the Stock Purchase Agreement.

F-12

Worldwide Strategies, Inc.

Balance Sheets

April 30, 2022 and July 31, 2021

	April 30, 2022, (Unaudited)	July 31, 2021 (Audited)
Assets
Current Assets:
Cash	$–	$–
Total assets	$–	$–

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$42,967	$42,967
Accrued liabilities	411,927	375,504
Convertible notes payable, in default	452,406	452,406
Convertible notes payable, related party - in default	40,000	40,000
Total current liabilities	947,300	910,877

Long term notes payable - related party	38,253	14,577

Total Liabilities	985,553	925,454

Stockholders' deficit:
Preferred Stock; $.001 par value; 25,000,000 shares authorized
Series A, 5,000,000 shares issued and outstanding	5,000	5,000
Series B, 270,000 shares issued and outstanding	270	270
Common stock, $.001 par value, 975,000,000 shares authorized 19,830,679 shares issued and outstanding, respectively	19,831	19,831
Additional paid-in capital	14,497,273	14,497,273
Accumulated deficit	(15,507,927)	(15,447,828)
Total Stockholders' Deficit	(985,553)	(925,454)
Total Liabilities and Stockholders' Deficit	$–	$–

F-13

Worldwide Strategies, Inc.

Statement of Operations

For the three and nine months ended April 30, 2022 and 2021

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2022	2021	2022	2021
Operating expenses:
Other general and administrative expenses	$5,821	$10,300	$23,036	$10,900
Total operating expenses	5,821	10,300	23,036	10,900
Loss from operations	(5,821)	(10,300)	(23,036)	(10,900)
Other expense:
Interest expense	(12,379)	(11,900)	(37,063)	(35,700)
Loss before income taxes	(18,200)	(22,200)	(60,099)	(46,600)
Income tax provision	–	–	–	–
Net loss	$(18,200)	$(22,200)	$(60,099)	$(46,600)

Basic loss per share	$0.00	$0.00	$0.00	$0.00
Diluted loss per share	$0.00	$0.00	$0.00	$0.00

Basic weighted average common shares outstanding	19,830,679	19,830,679	19,830,679	19,830,679
Diluted weighted average common shares outstanding	19,830,679	19,830,679	19,830,679	19,830,679

F-14

Worldwide Strategies, Inc.

Statement of Changes in Stockholders’ Deficit

For the three and nine months ended April 30, 2022 and 2021

(Unaudited)

	Preferred Stock				Common Stock
	Series A		Series B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total

Balance July 31, 2020	1,491,743	$1,492	270,000	$270	19,830,679	$19,831	$13,185,185	$(14,070,055)	$(863,277)
Net Loss	–	–	–	–	–	–	–	(12,200)	(12,200)
Balance October 31, 2020	1,491,743	$1,492	270,000	$270	19,830,679	$19,831	$13,185,185	$(14,082,255)	$(875,477)
Net Loss	–	–	–	–	–	–	–	(12,200)	(12,200)
Balance January 31, 2021	1,491,743	$1,492	270,000	$270	19,830,679	$19,831	$13,185,185	$(14,094,455)	$(887,677)
Net Loss	–	–	–	–	–	–	–	(22,200)	(22,200)
Balance April 30, 2021	1,491,743	$1,492	270,000	$270	19,830,679	$19,831	$13,185,185	$(14,116,655)	$(909,877)

	Preferred Stock				Common Stock
	Series A		Series B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at July 31, 2021	5,000,000	$5,000	270,000	$270	19,830,679	$19,831	$14,497,273	$(15,447,828)	$(925,454)
Net Loss	–	–	–	–	–	–	–	(26,106)	(26,106)
Balance October 31, 2021	5,000,000	$5,000	270,000	$270	19,830,679	$19,831	$14,497,273	$(15,473,934)	$(951,560)
Net Loss	–	–	–	–	–	–	–	(15,793)	(15,793)
Balance January 31, 2022	1,491,743	$5,000	270,000	$270	19,830,679	$19,831	$14,497,273	$(15,489,727)	$(967,353)
Net Loss	–	–	–	–	–	–	–	(18,200)	(18,200)
Balance April 30, 2022	1,491,743	$5,000	270,000	$270	19,830,679	$19,831	$14,497,273	$(15,507,927)	$(985,553)

F-15

Worldwide Strategies, Inc.

Statement of Cash Flows

For the nine months ended April 30, 2022 and 2021

	Nine Months Ended April 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(60,099)	$(46,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock Based Compensation	–	–
Accrued liabilities	36,423	42,700
Net cash used in operating activities	(23,676)	(3,900)

Cash flows from financing activities:
Related party loans	23,676	3,900
Net cash provided by financing activities	23,676	3,900

Net increase in cash	–	–

Cash, beginning of period	–	–
Cash, end of period	$–	$–

Supplemental disclosure of cash flow information:

Cash paid for taxes	$–	$–

Cash paid for interest	$–	$–

F-16

Worldwide Strategies, Inc.

NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED APRIL 30, 2022 and 2021

(Unaudited)

Note 1 – Organization and Basis of Presentation

Organization and Basis of Presentation

Worldwide Strategies Incorporated (“WWSG” or the “Company”) was incorporated under the laws of the State of Nevada on April 6, 1998 and ceased operations in 2015. The Company fully impaired all assets since the shutdown of its operations in 2015. On May 7, 2019, the eight judicial District Court of Nevada appointed Small Cap Compliance, LLC (“Custodian”) as custodian for Worldwide Strategies Incorporated., proper notice having been given to the officers and directors of Worldwide Strategies Incorporated with no opposition. On July 10, 2019, the Company filed a Certificate of Reinstatement with the state of Nevada.

The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2 – Summary of significant accounting policies

Cash and Cash Equivalents

The Company doesn’t maintain any bank accounts and does not have any cash in hand. For day-to-day business activities, the Company depends upon the directors’ personal accounts. For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. As a result, diluted loss per common share is the same as basic loss per common share for the three and nine months ended April 30, 2022 and 2021. Excluded from the weighted average common shares outstanding amount is convertible preferred stock equivalent to 301 million common shares and convertible debt equivalent to 47 million common shares as the effect of these on the computation of net loss per share would have been anti-dilutive.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC Topic 740, Income Taxes. Under FASB ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

F-17

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the reliability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

☐	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
☐	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
☐	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The following tables represent our assets and liabilities by level measured at fair value on a recurring basis at April 30, 2022 and July 31, 2021:

	Fair Value Measurements at April 30, 2022
	Level 1	Level 2	Level 3
Description
Convertible Debt	$–	$492,406	$–
Total Liabilities	–	492,406	–
Totals	$–	$492,406	$–

	Fair Value Measurements at July 31, 2021
	Level 1	Level 2	Level 3
Description
Convertible Debt	$–	$492,406	$–
Total Liabilities	–	492,406	–
Totals	$–	$492,406	$–

Recent Accounting Pronouncements

The Company reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company.

Note 3- Going Concern

For the nine months ended April 30, 2022 we incurred net losses of approximately $60,099. As of April 30, 2022, we had no cash on hand and current liabilities of approximately $1 million. As of July 31, 2021, we had no cash on hand and current liabilities of $0.9 million. These losses combined with our current liabilities cast significant doubt on the company’s ability to operate under the going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans from directors and/or private placement of common stock. The failure to achieve the necessary levels of profitability or obtaining additional funding would be detrimental to the Company.

F-18

Note 4 – Related party transactions

Our CEO and CFO incurred expenses on behalf of the Company amounting to approximately $6,000 during the three months ending April 30, 2022. As of April 30, 2022 total amounts due to our CEO and CFO are approximately $38,000. These amounts are due on June 30, 2023 and bear interest at eight percent per annum.

As of April 30, 2022 and July 31, 2021, the Company had a convertible promissory note in the principal outstanding balance of $40,000, payable to a shareholder. Such note bears interest at nine percent per annum with a maturity date of July 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.01 per share.

Note 5 – Convertible Notes Payable

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $160,750 as of April 30, 2022 and July 31, 2021, respectively. Interest on these notes range from nine to ten percent per annum and such notes had maturity dates of July 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.01 per share.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $157,945 as of April 30, 2022 and July 31, 2021, respectively. Interest on these notes range from eight to ten percent per annum and such notes had maturity dates of July 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.04 per share.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $50,000 as of April 30, 2022 and July 31, 2021, respectively. Interest on these notes are 8% per annum and such notes had maturity date of March 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into non-restricted common stock in an amount equal to the total sum due, based on a mutually agreed discount (not to exceed 50%) to the then market price.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $44,711 as of April 30, 2022 and July 31, 2021, respectively. Interest on these notes are 10% per annum and such notes had maturity dates ranging from July 31, 2015 to December 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.07 per share.

The Company has convertible promissory notes that in the aggregate result in a principal outstanding balance of $39,000 as of April 30, 2022 and July 31, 2021, respectively. Interest on these notes are 10% per annum and such notes had maturity dates ranging from July 31, 2015 to December 31, 2015. The principal and accrued interest is convertible, at the option of the holder, into common shares at $.10 per share.

Accrued interest on such notes total $411,927 and $375,504 as of April 30, 2022 and July 31, 2021, respectively and are included within accrued liabilities on the accompanying balance sheet. Based on the maturity dates of the promissory notes, all promissory notes are in default.

Note 6 – Shareholders’ Equity

Preferred stock

The Company has two classes of preferred stock and is authorized to issue 25,000,000 shares of $.001 par value preferred stock.

Common stock

As of April 30, 2022 and July 31, 2021, the Company was authorized to issue 975,000,000 shares of common stock respectively. Total shares outstanding at April 30, 2022 and July 31, 2021 were 19,830,679, respectively.

F-19

Note 7 - Income taxes

The Company accounts for income taxes under FASB ASC Topic 740, which requires use of the liability method. FASB ASC Topic 740 provides that deferred tax assets and liabilities are recorded based on the differences the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. As of April 30, 2022, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.

Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not, the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at April 30, 2022 and July 31, 2021. The Company had no uncertain tax positions as of April 30, 2022 and July 31, 2021.

Note 8 – Acquisition

On February 17, 2022, the Company entered into an asset purchase agreement with Fitwell Limited, for the purchase of a copy of its native mobile fitness application, including all source codes and associated databases for use on the iOS and Android platforms. The purchase price for software application is $500,000 and shares of the Company in the amount of $500,000. The purchase is contingent on the Company completing a capital raise, under Regulation A which generates no less than $2 million in proceeds to the Company.

F-20

PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation*

2.2	Bylaws*

6.1	Asset Purchase Agreement*

11.1	Consent of M&K CPAS, PLLC

__________________________

*	Previously Filed
**	To be filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on, June 28, 2022.

WORLDWIDE STRATEGIES, INC.

/s/ Adam Laufer
Adam Laufer, Chief Executive Officer
Date: June 28, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Adam Laufer
Adam Laufer, Chief Executive Officer, Director
Date: June 28, 2022

/s/ Pavan Charan
Pavan Charan, Principal Financial Officer, Principal Accounting Officer, Director
Date: June 28, 2022

/s/ Sandra Kaufmann
Sandra Kaufmann, Director
Date: June 28, 2022

III-2